Exhibit 10.14

Summary of the Covanta Holding Corporation Cash Bonus Program

Administration.  With respect to senior management of Covanta Holding Corporation and its subsidiaries (collectively, the “Company”), the Cash Bonus Program is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

Purpose.  The annual cash bonus is a non-equity incentive-based compensation component designed such that a significant portion of a named executive officer’s annual compensation will be at risk and will vary (up or down) in any given year based upon the Company’s performance and the performance of each such named executive officer. One half of the annual cash bonus is determined by the Company’s actual financial performance compared to pre-determined financial performance measures and the other half of the annual cash bonus is based on the individual performance of the named executive officer compared to various individual performance measures specific to such named executive officer.

Application of Company Performance Measures:  The Committee measures financial performance results with a percentage that is calculated between the stretch goal and the minimum goal. The Compensation Committee also sets a “target” bonus level for each of the named executive officers which is a stated percentage of such officer’s base salary. Based on the level of performance, bonuses are payable as follows:

•	if financial performance is at or below the “minimum” level, then no cash awards would be paid;

•	if financial performance is at the “threshold” level, then a cash award at 65% of the “target bonus” level would be paid;

•	if financial performance is at the “target” level, then a cash award at 100% of “target” level would be paid; and

•	if financial performance is at or above the “stretch” level, then a cash award at 200% of the “target” level would be paid.

Between the various levels, specific incentive cash award percentages are calculated as follows:

•	results between the “minimum” goal and an interim “threshold” goal are prorated linearly with 0% paid at the minimum goal and 65% paid at the “threshold” goal;

•	results between the “threshold” goal and “target” goal are prorated linearly with 65% of “target” cash awards paid at the “threshold” goal and 100% of the “target” cash awards paid at the “target” goal; and

•	results above the “target” goal are prorated linearly with 100% paid at the “target” goal and 200% paid at or above the “stretch” goal.

Financial results are capped at 200% of target levels for all named executive officers.

In order to assure that the intents and purposes of the compensation plans, including the annual bonuses, are effectuated, the Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as unbudgeted accounting changes, project restructurings, balance sheet adjustments and similar items which unless excluded would produce unintended consequences that are inconsistent with the intent and purpose of aligning the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In addition, the Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout.

Individual Performance Measures.  The second component of the annual cash bonus for executive officers is their personal satisfaction of various individual performance measures (“Individual Performance Measures.”). These Individual Performance Measures, which are tied to the specific job and responsibilities of each named executive officer, are set on a prospective basis in February of each year by the Committee as part of its annual compensation process and communicated to each of the named executive officers. Although not directly tied to the Covanta Performance Measures, if the Company did not meet the “minimum” level of performance under the Covanta Performance Measures, then the bonus award pool would not have been funded and no cash bonuses would be payable for satisfaction of Individual Performance Measures.